UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  12/31/2009

DDI CORP.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-30241

Delaware	061576013
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

1220 Simon Circle, Anaheim, CA 92806
(Address of principal executive offices, including zip code)

714-688-7200
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.    Completion of Acquisition or Disposition of Assets

On December 31, 2009, DDi Corp. (the "Company") completed the acquisition of all of the issued and outstanding shares of capital stock of Coretec Inc. by way of a plan of arrangement under the Business Corporations Act (Ontario) (the "Arrangement"). As a result of the Arrangement, Coretec and its subsidiaries became wholly owned subsidiaries of the Company. Under the Arrangement, (i) Coretec's shareholders received CAD $0.38 per Coretec common share; (ii) holders of outstanding Coretec stock options having an exercise price less than CAD $0.38 per share received an amount per Coretec stock option equal to the difference between the CAD $0.38 and the exercise price in respect of such Coretec stock options; and (iii) holders of outstanding Coretec Director Share Units ("DSUs") received an amount per Coretec DSU equal to $0.38 per Coretec DSU. The aggregate cash purchase price paid by the Company under the Arrangement was CAD $7.4 million (USD $7.0 million). In addition, as a result of the Arrangement, DDi effectively assumed approximately CAD $16.7 million (USD $15.9 million) of Coretec debt.

Coretec is a printed circuit board manufacturer with manufacturing facilities located in Toronto, Ontario; Denver, Colorado; and Cleveland, Ohio. Other than in connection with the acquisition, Coretec has not had any material relationship with the Company or any of its affiliates, any director or officer of the Company, or any associate of any such director or officer.

The financial statements required under Item 9.01(a) to be filed in connection with the completion of the Company's acquisition of Coretec are not included in the initial filing of this Current Report on Form 8-K and shall be filed by amendment not later than 71 days after the date on which this Current Report on Form 8-K is filed.

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On December 31, 2009, as a result of the acquisition of all of the issued and outstanding shares of capital stock of Coretec Inc., the Company effectively assumed approximately CAD $16.7 million (US $15.9 million) of Coretec debt.

Wells Fargo Line of Credit

Coretec Inc. has an existing USD $9.5 million asset based lending ("ABL") revolving credit line with Wells Fargo Canada ("Wells Fargo"). Wells Fargo holds a general security agreement on all of Cortetec's assets. The revolving credit line currently bears interest at the greater of (a) Canadian or US Prime rate (as applicable) plus 5% or (b) 7.25% per annum, payable monthly. The total outstanding principal and interest under the revolving credit facility as of December 31, 2009 was approximately USD $4.2 million. Availability under the revolving credit line is calculated as eligible accounts receivable, less bank reserves and less the loan balance outstanding. Bank reserves are comprised of a general reserve and amounts deemed necessary by the bank to cover liabilities that take precedent.

BDC Loans

Coretec Inc. has four existing loans with Business Development Bank of Canada ("BDC") - a term loan, an infrastructure loan, an equipment loan and a building loan.

The outstanding term loan had a principal balance of approximately USD $1.0 million as of December 31, 2009. The term loan is secured by one property of Coretec and a general security agreement. The loan requires monthly principal payments of USD $44,117 over the loan term and bears interest, payable monthly, at BDC's floating base rate less 1.5% (5.75% at December 31, 2009). The term loan matures in December 2011.

The infrastructure loan was provided to finance the completion of Coretec's Sheppard facility for expanding infrastructure. The infrastructure loan had a principal balance of approximately USD $4.7 million as of December 31, 2009, accrues interest at BDC's floating base rate (4.25% at December 31, 2009), has a 20 year term and requires monthly payments of USD $21,090.

The equipment loan had a principal balance of approximately USD $2.5 million as of December 31, 2009. The equipment loan accrues interest at the 1-month USD$ floating base rate plus 0.6%, (4.35% at December 31, 2009), has a 7 year term and requires monthly payments of USD $35,750.

The building loan had a principal balance of approximately USD $431,000 as of December 31, 2009. The building loan accrues interest at BDC's floating base rate plus 0.25%, (4.5% at December 31, 2009), matures in March 2012 and requires monthly payments of USD $15,966.

The BDC loans are secured by Coretec's Toronto land and building, and include the requirement for the guarantee of 25% of the loan balance by Coretec Holdings Inc, a wholly owned subsidiary, which owns the shares of the Company's U.S. companies.

Zions Bank Mortgage

Coretec Cleveland Inc., one of Coretec's subsidiaries that was acquired in the acquisition, has an existing mortgage with Zions Bank with a principal balance of approximately USD $1.5 million as of December 31, 2009, secured by the land and building of Coretec's Cleveland facility. The mortgage accrues interest at 6.92%, has a term through November 2032, and requires monthly principal and interest payments of USD $11,712.

GE Real Estate Mortgage

Coretec Denver Inc., one of Coretec's subsidiaries that was acquired in the acquisition, has an existing mortgage with GE Real Estate, with a principal balance of approximately USD $1.4 million as of December 31, 2009, secured by the land and building of the Denver facility. The mortgage accrues interest at 7.55% per annum, has a term through June 2032, and requires monthly interest and principal payments of USD $10,512.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DDI CORP

Date: January 07, 2010	By:	/s/ Kurt E. Scheuerman
Kurt E. Scheuerman
Vice President & General Counsel